Exhibit 99.1

JAKKS Pacific® Reports Second Quarter Results for 2010

MALIBU, Calif.--(BUSINESS WIRE)--July 22, 2010--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s second quarter and first six months ended June 30, 2010.

Net sales for the second quarter of 2010 were $123.3 million, compared to $144.8 million reported in the comparable period last year; and net sales for the six months were $200.6 million, compared to $253.5 million in 2009. Net income for the second quarter was $3.0 million, or $0.11 per diluted share, which includes a one-time pre-tax charge relating to the benefit payment of $2.8 million, or $0.06 per diluted share, to the estate of Jack Friedman pursuant to his employment agreement, compared to a loss of $406.6 million, or $14.96 per diluted share, reported in the second quarter of 2009. The net loss for the six month period was $2.2 million, or $0.08 per diluted share, which also includes the payment to Jack Friedman’s estate, compared to a loss for the first six months of 2009 of $417.4 million, or $15.35 per diluted share.

On a non-GAAP basis, net sales for the second quarter of 2010 were $123.3 million, compared to $145.4 million, and $200.6 million for the six month period, compared to $254.1 million reported in the comparable period last year. On a non-GAAP basis, JAKKS reported net income for the second quarter of $3.0 million, or $0.11 per diluted share, compared to a loss of $0.9 million, or $0.03 per diluted share, in the second quarter of 2009. Non-GAAP results for the first six months of 2010 was a loss of $2.2 million, or $0.08 per diluted share, compared to a loss of $11.7 million, or $0.43 per diluted share, for the first six months of 2009.

Second quarter and six month GAAP results include the following, which were excluded in the non-GAAP results above:

2010

There were no adjustments to the 2010 GAAP results.

2009

  Pre-tax non-cash goodwill and other intangible asset impairment charges of $415.3 million.
  Pre-tax charges to royalty expense of $33.2 million related to the write-down of abandoned or underperforming licenses.
  Pre-tax charge to cost of goods of $23.3 million related to the impairment of inventory.
  Pre-tax non-cash charge of $2.3 million related to the write-off of obsolete tools and molds.
  Pre-tax charge of $1.3 million related to a product recall.
  Pre-tax non-cash charge of $22.5 million related to the reduction of our preferred return from our video game joint venture with THQ as a result of the arbitration decision.

“Our results for the second quarter reflect our commitment to tightening controls on our overall business and growing earnings,” commented Stephen Berman, CEO and President, JAKKS Pacific. “We began shipping some of our new toys, electronics and Halloween costumes for the second half of the year, with the bulk expected to ship in the third quarter. Orders for our diverse portfolio of product are ahead of order bookings at this point in the year compared to last year, giving us confidence in being able to achieve our goals for this year, despite container and labor shortages causing shipping delays and production capacity issues in Asia.

“We are closely managing our supply chain to minimize our exposure and keep third and fourth quarter production and shipments on track, and barring any extreme adverse circumstances related to these obstacles, we believe we will achieve our earnings guidance for this year in the range of $1.10 to $1.20 per diluted share on net sales of $660 to $670 million.

“Our diverse 2010 Fall portfolio offers Halloween costumes for the whole family based on top entertainment properties such as Iron Man 2, Toy Story 3, Sesame Street, Hasbro® brands and more, and a myriad of new toy initiatives including Spy Net™ electronics, Disney Princess® and Disney Fairies® dolls, dress-up, novelties and kids furniture, TNA®, UFC®, Phineas & Ferb™ and Pokémon® action figures, and other licensed and non-licensed product lines that we believe will resonate with kids this holiday season. Additionally, our line-up for 2011 is shaping up nicely and gives us reason to remain confident about our future.”

Operations provided cash of $24.0 million for the first six months of 2010, and as of June 30, 2010, the Company’s working capital was $358.1 million, including cash and equivalents and marketable securities of $249.0 million.

Joel Bennett, Executive Vice President and CFO, added, “During the second quarter we used $20.3 million of cash on hand to redeem our 4.625% Convertible Senior Notes which were offered to the Company for redemption, reducing the diluted share count by 1 million shares. We continue to expect to use our cash to execute on our acquisition and organic growth.”

Use of Non-GAAP Financial information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information, including net sales information that excludes recall items, and expense information that excludes intangible asset impairment charges and license and inventory impairment charges, among others. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these non-GAAP financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operation results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call

JAKKS Pacific will webcast its second quarter earnings conference call at 9:00a.m. ET (6:00a.m. PT) today. To listen to the live webcast, go to investors.jakks.com, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback can be accessed by calling (888) 203-1112, or (719) 457-0820 for international callers, pass code “2999141,” and will be available from approximately one hour after the call concludes, through August 22, 2010.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular brands and children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Girl Gourmet™, Kids Only!™, Tollytots® and Disguise™. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco® and Cabbage Patch Kids®. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2010 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$248,752	$254,837
Marketable securities	204	202
Accounts receivable, net	102,856	129,930
Inventory, net	47,384	34,457
Income taxes receivable	22,572	35,015
Deferred income taxes	22,791	19,467
Prepaid expenses and other current assets	35,907	34,259
Total current assets	480,466	508,167

Property and equipment	76,278	73,812
Less accumulated depreciation and amortization	53,910	52,598
Property and equipment, net	22,368	21,214

Goodwill, net	3,446	1,571
Trademarks & other assets, net	39,690	42,912
Deferred income taxes	56,308	53,502
Investment in video game joint venture	-	6,727
Total assets	$602,278	$634,093

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$101,659	$101,819
Reserve for sales returns and allowances	20,386	33,897
Income taxes payable	364	-
Current portion of long-term debt	-	20,262
Total current liabilities	122,409	155,978

Long term debt	88,092	86,728
Other liabilities	2,866	2,490
Income taxes payable	16,926	16,788
	107,884	106,006
Total liabilities	230,293	261,984

Stockholders' equity:
Common stock, $.001 par value	28	28
Additional paid-in capital	305,564	303,474
Retained earnings	70,653	72,835
Accumulated other comprehensive income (loss)	(4,260)	(4,228)
	371,985	372,109
Total liabilities and stockholders' equity	$602,278	$634,093

JAKKS Pacific, Inc. and Subsidiaries
Second Quarter Earnings Announcement, 2010
Condensed Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands, expect per share data)

Net sales	$123,255	$144,809	$200,600	$253,494
Less cost of sales
Cost of goods	66,359	100,421	108,886	158,978
Royalty expense	11,402	47,196	19,408	58,108
Amortization of tools and molds	2,265	3,268	3,844	5,503
Cost of sales	80,026	150,885	132,138	222,589
Gross profit (loss)	43,229	(6,076)	68,462	30,905
Direct selling expenses	7,855	11,961	16,650	25,035
Selling, general and administrative expenses	31,026	38,787	58,951	77,759
Depreciation and amortization	3,074	3,008	5,215	5,516
Write-down of intangible assets		8,221	-	8,221
Write-down of goodwill		407,125	-	407,125
Income (loss) from operations	1,274	(475,178)	(12,354)	(492,751)
Other income (expense):
Profit (loss) from video game joint venture	6,000	(22,901)	6,000	(20,005)
Interest income	95	69	152	248
Interest expense, net of benefit	(3,007)	(1,266)	(4,204)	(2,533)
Income (loss) before provision (benefit) for income taxes	4,362	(499,276)	(10,406)	(515,041)
Provision (benefit) for income taxes	1,387	(92,714)	(8,224)	(97,680)
Net income (loss)	$2,975	$(406,562)	$(2,182)	$(417,361)
Earnings (loss) per share - diluted	$0.11	$(14.96)	$(0.08)	$(15.35)
Shares used in earnings (loss) per share	27,672	27,175	27,388	27,187

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Results
Condensed Statements of Income (Unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2009	2009
	(In thousands, expect per share data)

Net sales	$144,809	$253,494
Changes in net sales - recall	610	610
Non-GAAP net sales	$145,419	$254,104

Income (loss) from operations as reported	$(406,561)	$(417,361)

Non-GAAP adjustments:
Changes in net sales - recall	610	610

Changes in cost of sales:
Change in cost of sales - impairment of inventory	23,348	23,348
Change in cost of sales - recall	658	658
Change in cost of sales - abandoned/underperforming licenses	33,224	33,224
Total change in cost of sales	57,229	57,229

Other G&A Expenses	2,271	2,271
Write-down of Intangible Assets	8,221	8,221
Write-down of Joint Venture receivable	22,499	22,499
Write-down of Goodwill	407,125	407,125

Tax impact of above items	(92,274)	(92,274)

Total non-GAAP adjustments	405,682	405,682

Non-GAAP income (loss) from continuing operations	$(880)	$(11,679)

Non-GAAP earnings (loss) per share - diluted:	$(0.03)	$(0.43)
Shares used in earnings per share diluted	27,175	27,187

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg, (310) 455-6235
Joel Bennett, (310) 455-6210